UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): November 15, 2006

NORTH PITTSBURGH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

0-13716	25-1485389
(Commission File Number)	(IRS Employer Identification No.)

4008 Gibsonia Road Gibsonia, PA	15044-9311
(Address of principal executive offices)	(Zip Code)

(724) 443-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 15, 2006, North Pittsburgh Telephone Company (NPTC or the Company), a wholly owned subsidiary of North Pittsburgh Systems, Inc. (NPSI or we), announced an amendment to the North Pittsburgh Telephone Company Retirement Plan (Qualified Pension Plan) that freezes benefit accruals for non-union participants in the Qualified Pension Plan effective December 31, 2006. The executive officers of the Company are non-union participants in the Qualified Pension Plan and therefore are impacted by this amendment; the Company’s executive officers’ future accruals of benefits under the Qualified Pension Plan will be frozen as of December 31, 2006.

Pursuant to the Non-Reduction of Certain Benefits provisions of Paragraph 2 of the executive officers’ Extension of Amended and Restated Executive Employment Agreement and Retention Payment Program agreements with the Company, the form of which agreements has been provided as Exhibit 10(c) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission (SEC) on March 15, 2004, the Board of Directors of the Company (Board) concurrently with approving this amendment to the Qualified Pension Plan also approved an amendment to the North Pittsburgh Telephone Company Retirement Income Restoration Plan (Restoration Plan). The Restoration Plan is a nonqualified pension plan that restores the benefits that are precluded under the Qualified Pension Plan by Internal Revenue Service limits on compensation and benefits applicable to qualified pension plans and by the exclusion of bonus compensation from the Qualified Pension Plan’s definition of earnings. This amendment adds to the Restoration Plan benefits the amounts that would be payable to the executives under the Qualified Pension Plan if the Qualified Pension Plan had not been amended to freeze benefit accruals as of December 31, 2006.

The amended and restated Restoration Plan document is included with this filing as Exhibit 99.1. The material amendments to the Restoration Plan are:

•	To supplement retirement benefits to include the amounts that otherwise would be lost by the Company’s executives as a result of the above-described amendment to the Qualified Pension Plan that freezes the accrual of benefits under the Qualified Pension Plan as of December 31, 2006.

•	To freeze eligibility for participation in the Restoration Plan to those persons participating in it as of December 31, 2006.

•	To offer a voluntary early retirement incentive program by adding three years of service (beyond the participant’s actual years of service) to the calculation of the early retiring participant’s benefit calculation. In addition, for purposes of determining early retirement eligibility and the reduction for early benefit commencement, three years will be added to both the age and years of service of a participant. The terms of this voluntary early retirement incentive program are identical to the terms of the voluntary early retirement incentive program extended to eligible non-union participants in the Qualified Pension Plan (which is described in Item 8.01 of this Form 8-K below) except for the election period; the period during which an eligible participant may elect to take advantage of the early retirement incentive program extends from January 1, 2007 through March 31, 2008 for eligible participants in the Restoration Plan as compared to December 1, 2006 through February 28, 2007 for eligible non-union participants in the Qualified Pension Plan.

•	To formally incorporate the terms of the adjustment factor used in the calculation of a participant’s benefit under the Restoration Plan, which adjustment was previously reported in the Current Report on Form 8-K that we filed with the SEC on June 28, 2006.

Item 8.01.	Other Events

As described under Item 1.01 of this Form 8-K, on November 15, 2006, the Company announced an amendment that freezes benefit accruals for non-union participants in the NPTC Qualified Pension Plan effective as of December 31, 2006. Concurrent with the benefit freeze under the Qualified Pension Plan, the Company also announced that the Board approved an amendment to the North Pittsburgh Telephone Company Employee Savings and Retirement Plan (401-k Plan) that enhances the Company’s contribution formula. Only non-union employees are eligible to participate in the 401-k Plan.

We expect the net impact of the benefit freeze under the Qualified Pension Plan, the related changes to the Restoration Plan and the increases in Company contributions to the 401-k Plan, described in this Form 8-K, to result in an approximately $1 million decrease in annual consolidated operating expenses for our 2007 fiscal year.

The Company also announced a voluntary early retirement incentive program for certain eligible non-union participants in the Qualified Pension Plan. This incentive program enhances a participant’s retirement benefit calculation by adding three additional years of service to the participant’s actual service. In addition, for purposes of determining early retirement eligibility and the reduction for early benefit commencement, three years will be added to both the age and years of service of the Qualified Pension Plan participant who elects to take advantage of the early retirement incentive program. There are 45 people who are eligible to receive this enhanced benefit. An eligible person must provide written notification to the Company as to his or her election to retire under the early retirement incentive program no later than February 28, 2007 in order to receive the enhanced benefit. An eligible person so electing to retire has 30 days after providing such written notification to rescind his or her election to retire. We currently do not know how many, if any, of the eligible participants will elect to retire under this early retirement incentive program, and we therefore are unable to determine the one time costs, if any, associated with this early retirement incentive program or the potential ongoing annual savings, if any, that may result from the potential reduction in personnel.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	North Pittsburgh Telephone Company Retirement Income Restoration Plan, as amended and restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North Pittsburgh Systems, Inc.
(Registrant)

Date: November 21, 2006	/s/ H. R. Brown
H. R. Brown, President and Chief Executive Officer